EXHIBIT 4.11

PROPERTY ACQUISITION AGREEMENT

made among

TECK COMINCO AMERICAN INCORPORATED

and

WHITE KNIGHT RESOURCES LTD.

and

WHITE KNIGHT GOLD (U.S.) INC.

in respect of

the Celt Property, Nevada

Effective as of December 1, 2004

PROPERTY ACQUISITION AGREEMENT

This Property Acquisition Agreement (hereafter “Agreement”) is entered into and effective this 1st day of December 2004 by and between Teck Cominco American Incorporated, a Washington corporation, (hereafter “TCAI”) of 15918 East Euclid Avenue, Spokane, Washington 99216-1815, White Knight Resources Ltd., a British Columbia corporation, of 922 — 510 Hastings St. W., Vancouver B.C. Canada V6B 1L8, and White Knight Gold (U.S.) Inc., a Delaware corporation of Suite 140, 121 Woodland Ave., Reno, Nevada, USA 89523 (hereafter collectively referred to as “WKR”).

RECITALS

WHEREAS:

(A)        WKR is engaged in the acquisition and exploration of mineral properties in the State of Nevada; and

(B)        WKR and TCAI entered into a Financing and Acquisition Agreement with respect to the Fye Canyon Property dated October 20, 2004 (the “Financing Agreement”); and

(C)        Under the Financing Agreement WKR provided TCAI the right to enter into an option agreement to earn a direct ownership interest in the Celt property located in Nevada; and

(D)        WKR is agreeable to providing to TCAI certain rights to earn a direct ownership interest in the Celt property located in Nevada as provided for in this Agreement; and

(E)        TCAI is desirous of exercising its rights to the Celt property under the Financing Agreement and securing rights to earn a direct ownership interest in the Celt property located in Eureka County in the State of Nevada, USA and more particularly described in Schedule “A1” (the “Celt Property”), all as provided for in this Agreement; and

(F)        Upon and subject to the terms and conditions herein WKR has agreed to grant TCAI an option to earn an initial 51% interest in the Celt Property; and

(G)        Upon TCAI exercising the option with respect to the Celt Property a joint venture shall be formed amongst TCAI and WKR; and

(H)        WKR has agreed to grant TCAI an additional option to increase its interest in the Celt Property after the earlier of $8 million in expenditures by the joint venture or the delivery of a preliminary feasibility study by the joint venture.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Option

1.1	Subject as hereinafter provided, WKR hereby grants TCAI an option (the “Option”) to earn an initial 51% undivided right, title and interest in and to the Celt Property.

1.2	As consideration for the granting of the Option, TCAI shall make the following optional cash payments, for an aggregate of $750,000, to White Knight Gold (U.S.) Inc. as follows:

(a)	on the first anniversary of this Agreement, $50,000;

(b)	on or before December 31, 2006, an additional $100,000;

(c)	on or before December 31, 2007, an additional $250,000; and

(d)	on or before December 31, 2008, an additional $350,000.

1.3	TCAI may exercise the Option by incurring the following expenditures (the “Expenditures”) on the Celt Property:

(a)	on or before December 31, 2005, TCAI shall incur a minimum of $500,000 in Expenditures (note that, subject only to §22.1, this first amount is a guaranteed Expenditure under this Agreement and the balance of the Expenditures are optional);

(b)	on or before December 31, 2006, TCAI shall incur a minimum of $1,250,000 in Expenditures in the aggregate;

(c)	on or before December 31, 2007, TCAI shall incur a minimum of $2,500,000 in Expenditures in the aggregate; and

(d)	on or before December 31, 2008, TCAI shall incur a minimum of $4,000,000 in Expenditures in the aggregate.

The amounts required to be spent within the periods referred to in §1.3(a) to §1.3(d) hereof are cumulative, aggregate amounts and accordingly, all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the Option to the end of such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period.

1.4	If TCAI terminates the Option prior to December 31, 2005 then any shortfall between the actual Expenditures incurred and the guaranteed Expenditure requirement of $500,000 contemplated in §1.3(a) shall be due and owing in cash within 30 days of the date of such termination. If that shortfall is not paid by that date it shall accrue interest from the original date due at a rate of prime, for the period of calculation, as quoted by the Bank of America, as being charged by it on United States Dollar demand loans to its most creditworthy domestic commercial customers (the “Prime Rate”) plus 2%, calculated monthly, until paid.

1.5	Upon TCAI making the cash payments under §1.2 and expending an aggregate of $4,000,000 in Expenditures under §1.3, TCAI shall forthwith provide WKR written notice of such Expenditures (the “Earn-in Notice”), which shall include a statement in reasonable detail evidencing such Expenditures and a technical report on the results obtained from such Expenditures.

2.	Deficiencies in Expenditures

2.1	If TCAI has not incurred the requisite Expenditures under §1.3 to maintain the Option in good standing, TCAI may pay to WKR, within 30 days following the Expenditure due date, the amount of the deficiency and the amount of such deficiency shall thereupon be deemed to have been Expenditures incurred by TCAI.

3.	Expenditures Defined

3.1	“Expenditures” include:

(a)	all costs, expenses, charges and outlays, direct and indirect, funded or incurred by or on behalf of TCAI on or in respect of the Celt Property from the date hereof until the formation of the JV, and thereafter during the term of the JV by the Operator, including, without limiting generality, all costs, including but not limited to, costs for prospecting, claim staking, tenure obligations, taxes, mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, consultants, all costs related to the preparation of a Feasibility Study and production program, all costs spent or incurred directly or indirectly in connection with a production program in order to equip the Celt Property or a part thereof for commercial production, all costs, incurred or chargeable, directly or indirectly, by the Operator in connection with operating the Celt Property as a mine and all other project expenditures; and

(b)	a fee for administrative services and head office services overhead provided by or on behalf of TCAI during the term of the Option and thereafter by the Operator and not recovered directly in §3.1(a) above, which charge shall be as follows:

(i)	10% of costs incurred prior to a production decision; and

(ii)	3% of mine construction costs; and

(iii)	2% of mine operating costs.

The charges set out in §3.1(b) are intended as a reimbursement of the direct costs for the time incurred by TCAI’s or the Operator’s, as the case may be, head office management and support functions in respect of work carried out on or in respect of the Celt Property. It is intended that TCAI or the Operator, as the case may be, shall not profit nor suffer loss by virtue of providing the services. This charge shall not be subject to audit but may be reviewed, in good faith, by the parties from time to time, at the election of either party.

4.	Holding of the Celt Property

4.1	Initially WKR shall hold title to the Celt Property in trust for the parties. TCAI may register this Agreement against title to the Celt Property. TCAI may request that WKR and, if so requested, WKR shall promptly execute and deliver to TCAI a transfer of the portions of the Celt Property held by WKR in recordable form. TCAI shall then hold such portions of the Celt Property in trust for the parties as their interests may appear as provided for herein. On the formation of any JV under §8, the Operator shall then hold such portions of the Celt Property in trust for the parties as their interests may appear as provided for herein.

5.	TCAI’s Obligations During the Currency of the Option

5.1	During the currency of the Option TCAI and its employees, agents and contractors shall have the right and option, as between TCAI and WKR, to:

(a)	enter upon the Celt Property;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as TCAI in its sole discretion may consider advisable and including, without limitations, the removal of ores, minerals and metals from the Celt Property but only for the purpose of testing; and

(d)	bring upon and erect upon the Celt Property such facilities and workings (whether fixed or moveable) as TCAI may consider advisable.

5.2	During the currency of the Option TCAI shall, prior to January 31st of each year beginning in 2006, deliver to WKR a statement showing in reasonable detail the Expenditures incurred by TCAI during the period, under §1.3, last expired and the aggregate Expenditures incurred to the end of such period. WKR shall have 45 days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If WKR questions any statement delivered pursuant to §5.2, WKR shall have 3 months from the time of delivery of any statement to request that TCAI’s independent external auditors review the accounts and provide their audit opinion as to the correctness of the statement, and:

(a)	the audit opinion shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit opinion discloses a deficiency in the amount of Expenditures required to be incurred to maintain its Option in good standing, TCAI may pay to WKR the amount of such deficiency within 15 days following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period; and

(b)	the costs of the audit opinion shall be borne by WKR if TCAI’s statement understated Expenditures or if it overstated Expenditures by not more than 3% and shall be borne by TCAI if such statement overstated Expenditures by greater than 3%.

5.3	During the currency of the Option TCAI shall:

(a)	keep the Celt Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by TCAI) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Celt Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments (said payments being considered Expenditures), which may be necessary in that regard, in connection with the above and while WKR holds title to the Celt Property WKR shall provide timely support to TCAI in the processing of filings and payments on the Celt Property;

(b)	permit WKR, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Celt Property at all reasonable times and access to all factual records in the possession of TCAI, its servants and agents in connection with work done on or with respect to the Celt Property;

(c)	furnish WKR with annual reports by January 31st of each year during the conduct of the work carried out by TCAI on or with respect to the Celt Property and results obtained, together with regular progress updates, during periods of active work, on the status of exploration, and immediately or as soon as practicable furnish WKR with any results obtained which reasonably may be considered to be material to WKR for the purpose of its meeting applicable public disclosure requirements;

(d)	conduct all work on or with respect to the Celt Property in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save WKR harmless from any and all claims, suits or actions made or brought against it as a result of work done by or on behalf of TCAI on or with respect to the Celt Property;

(e)	provide insurance in accordance with TCAI’s ongoing business practices. Such insurance shall include, but shall not be limited to, comprehensive general liability, with coverage of at least $5 million and automobile liability insurance, having a limit of not less than $2 million inclusive for any one occurrence, and insuring against claims for bodily injury, including death, and for property damage arising out of the use of TCAI ‘s owned, leased and non-owned vehicles for the performance of any activities under this Agreement. TCAI shall pay the full deductible amounts if there is a claim against any policy of insurance to be provided by TCAI under §5.3(e) of this Agreement;

(f)	be responsible for providing health, accident, and employment insurance and worker’s compensation coverage for its personnel; and

(g)	indemnify and save harmless WKR and its respective directors, officers, employees and agents from and against any liability whatsoever for any loss (other than loss of profits), damage, claim, demand, lien, action or suit, charge or expense, including legal fees, on account of injury to or the death of any person, damage to or loss of any property, or infringement or interference of patent, any of which arises directly or indirectly from TCAI’s negligence or willful misconduct in relation to or connection with any work done by or for TCAI on or in respect of the Celt Property save and except that TCAI shall not be liable for special or consequential damages, or indirect damages or for acts or omissions of WKR. Any other liabilities will be shared by the parties in proportion to their interest in the Celt Property.

5.4	Prior to the Participation Date TCAI may recommend the abandonment of up to 20% of the initial lands comprising the Celt Property in a given year. If WKR, within 30 days of receiving a notice of abandonment, notifies TCAI that they wish to acquire the claims in question, then TCAI shall cause a transfer of the claims to be abandoned to WKR, with at least 90 days good standing from the date of TCAI’s notice recommending the abandonment, as soon as practicable thereafter and such claims shall cease to form part of the Celt Property or be subject to this Agreement.

6.	TCAI’s Obligations on Termination

6.1	TCAI may terminate the Option at any time prior to the delivery of the Earn-in Notice by giving notice in writing to that effect to WKR. Subject to §2.1, the Option shall also terminate if TCAI fails to make the requisite cash payments under, and before the dates set forth in, §1.2 or fails to make the requisite Expenditures under, and before the dates set forth in §1.3. On termination, the Option shall be of no further force or effect and TCAI shall have no interest in the Celt Property. However on termination of the Option TCAI shall:

(a)	leave the Celt Property in good standing with respect to the filing of assessment work for a period of 90 days from the date of termination, free and clear of all liens, charges and encumbrances arising from operations hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by TCAI during the period of such contest, such liens to be removed by TCAI if such contest is unsuccessful) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Celt Property by TCAI;

(b)	if the Agreement is terminated after June 1st in any given year TCAI shall be responsible for making payment with respect to the BLM and county holding costs for the Property that are due in such calendar year;

(c)	upon a written request made by WKR within 60 days of termination of the Option, remove from the Celt Property, within 180 days of said request, such equipment, facilities and workings (whether fixed or moveable) brought on to, or erected on the Celt Property by TCAI, or arising from work done on the Celt Property by TCAI; and

(d)	deliver to WKR, within 60 days of a written request made by WKR, a comprehensive report on all work carried out by TCAI on the Celt Property (limited to factual matters only), together with all drill cores, assay samples, copies of all maps, drill logs, assay results and other factual technical data compiled by TCAI with respect to the Celt Property which were not previously delivered to WKR; and

(e)	if TCAI holds title to the Celt Property, promptly execute and deliver to WKR a transfer of the Celt Property in recordable form.

7.	Interest to be Earned by TCAI

7.1	Upon TCAI exercising the Option, by making the cash payments referred to in §1.2 within the time referred to therein, incurring the Expenditures referred to in §1.3 within the time referred to therein or paying any deficiencies as provided for in §2.1, and delivering to WKR the Earn-in Notice under §1.5, (the “Participation Date”) TCAI shall have earned a 51% undivided right, title and interest in and to the Celt Property and WKR shall retain a 49% interest in the Celt Property and the parties shall form a joint venture under §8.

8.	Formation, Funding and Dilution of the JV

8.1	On the Participation Date, a joint venture (“JV”) shall be formed between TCAI and WKR with the JV interests being 51% TCAI – 49% WKR and the JV shall be governed by the terms outlined under §8 through §13.

8.2	On the Participation Date each parties initial deemed Expenditure for the purposes of the JV shall be based on their pro rata share of total Expenditures (“TE”), where the pro rata share of TE shall be $4,000,000 in the case of TCAI and the pro rata share of TE shall be $3,840,000 for WKR. Subsequent to the Participation Date, the respective interests of the parties shall be determined from time to time as being equal to the product obtained by:

(a)	multiplying 100% by;

(b)	the respective parties initial deemed Expenditures on the Participation Date plus the amount of the respective parties’ contributions to Expenditures subsequent to the Participation Date;

(c)	divided by the TE plus the amount of all contributions to Expenditures made subsequent to the Participation Date by all parties.

8.3	From formation of the JV each party shall be liable for its pro rata share of costs in accordance with its interest in the JV.

8.4	If a party elects not to contribute its pro rata share of Expenditures of a work program or Feasibility Study (and the other party contributes to the shortfall thereby created), the interests of the parties shall be adjusted according to §8.2 so that each party holds an interest proportionate to its deemed and actual contributions. If any party dilutes its interest to less than 10% in the JV, its interest shall then be converted to a 2% net smelter returns royalty (the “NSR”), as further defined in Schedule “B”. However, if any program is completed with less than 80% of the budgeted Expenditures having been incurred, the non-contributing party may contribute, within 30 days, its proportionate share of the actual Expenditures incurred and thereby maintain its interest.

8.5	A party shall be entitled to surrender its interest to the other party on notice to it. A surrender of interest shall not release a party from liabilities accrued prior to the effective surrender date. Should the other party not consent to receive the interest offered for surrender under this §8.5 then the JV shall be terminated and the assets shall be liquidated or sold and the assets or proceeds from the sale thereof distributed to the parties, net of liabilities hereunder or related thereto, in accordance with their interests in the JV. Each party shall be responsible for its share of all costs and expenses related to such termination and liquidation.

8.6	Upon payment for Expenditures incurred by the Operator under the JV a party contributing to those Expenditures shall be entitled to all tax benefits with respect thereto.

9.	Management Committee, Operator and Programs Under the JV

9.1	Upon the formation of a JV, a management committee (the “Management Committee”) shall be formed to manage all exploration, development and operating programs on the Celt Property. The Management Committee shall be comprised of two representatives from each party having an interest in the Celt Property. Each party’s representatives shall have a collective vote equal to the interest held by the party they represent and the Operator shall have the deciding vote in the case of a tie.

9.2	Except as otherwise specifically provided for herein to the contrary, TCAI shall be the initial operator (the “Operator”) of all programs on the Celt Property, and shall remain as Operator so long as TCAI holds at least a 51% interest in the JV. If TCAI holds less than a 51% interest in the JV WKR shall be entitled to elect to become Operator.

9.3	Prior to a production decision the Operator shall propose draft work programs, by February 28th of each year, for Management Committee approval and carry out approved programs. Any Feasibility Study or Preliminary Feasibility Study shall be prepared under a separate program and budget.

9.4	Each party may, within 30 days of Management Committee approval, elect to contribute its proportionate share of the Expenditures required to conduct each program. If a party (for the purposes hereof a “Non-Contributor”) elects or is deemed to have elected not to contribute its cost share of a program, each other party (for the purposes hereof a “Contributor”) that has elected to contribute its cost share of the program may give notice in writing to the Operator and the Non-Contributor stating that it will contribute, in addition to its own cost share, the cost share of the Non-Contributor.

9.5	Except as provided for in §9.7, the Operator will not proceed with any program which is not fully subscribed. If the parties fully subscribe to a program, the Operator will proceed with such program.

9.6	The Operator may invoice for exploration Expenditures incurred or to cash call reasonably in advance of requirements. If a party has approved a program and does not pay the amount invoiced for said program within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand, and subject to §9.7, the other party may elect to either:

(a)	advance all of the unpaid cost share of the defaulting party. If the other party advances such unpaid share, then they or it will be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 4%. The party making the advance shall have a lien against the defaulting party’s interest, which it may enforce by selling the defaulting party’s interest; or

(b)	pay the amount of the defaulted payment and the defaulting party shall be deemed to have incurred dilution at a rate equal to twice the standard dilution rate, their interest shall be adjusted and the deemed total Expenditures of each party shall be adjusted to reflect the interest held; provided that if a party’s interest is reduced to less than 10% it shall be deemed to have assigned and conveyed its interest to the other party and be entitled to a 2% NSR.

9.7	If in any year there is no approved program and circumstances are such that the Operator must incur costs in order to maintain tenure to the Celt Property, to satisfy contractual obligations or obligations imposed by law or to prevent waste or protect life and property, the Operator shall be entitled to propose a program (the “mandatory program”) of Expenditures to maintain tenure to the Celt Property, to satisfy contractual obligations that have been entered into as the result of a previously approved program and to satisfy obligations imposed by law or to prevent waste or protect life and property. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute its proportionate share of Expenditures. If payment is not made within 30 days of written demand, the other party may elect to advance the amount of the defaulted payment and the defaulting party shall be deemed to have forfeited its rights to participate in future programs and its interest shall then be converted to a 2% NSR. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to a NSR interest if payment of its proportionate share is not made as demanded.

9.8	If the Management Committee elects to abandon any claim comprising the Celt Property and one party (the “Contesting Party”) has voted against such abandonment, then each party shall be notified of such abandonment at least 60 days prior to the anniversary of the recording date for the claim to be abandoned. If the Contesting Party, within 30 days of receiving a notice of abandonment, notifies the Management Committee that the Contesting Party wishes to acquire the abandoned claim, then the parties shall cause a transfer of the claim to be abandoned to the Contesting Party as soon as practicable thereafter without any payment to the other parties, however the Contesting Party shall be responsible for the costs of the transfer.

10.	Additional TCAI Option

10.1	Upon the earlier of the JV completing:

(a)	$8.0 million in Expenditures from the formation of the JV; or

(b)	a Preliminary Feasibility Study on the Celt Property,

the Operator shall forthwith provide the parties written notice (the “Additional Rights Notice”) which shall include a copy of the Expenditures incurred to date and, if applicable, a copy of the Preliminary Feasibility Study.

“Preliminary Feasibility Study” means a comprehensive study, prepared in good faith, of the viability of exploiting a mineral deposit on the Celt Property that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established, and includes an effective method of mineral processing and a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluation of other relevant factors which are sufficient for a Qualified Person, as defined in §11.2, acting reasonably, to determine that all or part of the mineral resource may be classified as a mineral reserve.

10.2	TCAI will have a one-time option to elect to earn an additional 9% interest in the JV and Celt Property (“Additional Interest”) by sole funding and completing a Feasibility Study within 4 years of the Additional Rights Notice (the “Additional Earn-in Right”).

10.3	TCAI may elect to invoke the Additional Earn-in Right with respect to the Celt Property by delivering written notice to WKR, at any time up to 60 days after the delivery by the Operator of the Additional Rights Notice. If TCAI fails to deliver such notice within such applicable 60 day period the Additional Earn-in Right shall terminate.

10.4	After electing to invoke the Additional Earn-in Right TCAI shall commence a Feasibility Study and incur a minimum of $500,000 in Expenditures per calendar year until the completion of such Feasibility Study or earlier termination of the Additional Earn-in Right under §10.5. If TCAI fails to meet the minimum annual expenditure requirement then WKR may by providing Notice to TCAI, revoke the Additional Earn-in Right, in which case, TCAI shall:

(a)	have no further obligation to sole fund Expenditures to earn the Additional Interest;

(b)	pay WKR any shortfall between the actual Expenditures incurred and the requirement of $500,000 per calendar year contemplated above, which shall be due and owing in cash within 30 days of the date of termination of the Additional Earn-in Right; and

(c)	retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

However, if TCAI has been diligent in carrying out the Feasibility Study but has been prevented or delayed from being able to expend funds effectively or efficiently to meet the minimum annual expenditure requirement by events of force majeure or by technical, engineering, permitting, local or social issues, or country/global financing issues that are outside the control of TCAI, acting reasonably, then WKR may not revoke the Additional Interest Earn-in Right.

10.5	After electing to invoke the Additional Earn-in Right TCAI may at any time notify WKR that TCAI does not wish to earn the Additional Interest, in which case, TCAI shall have no further obligation to sole fund Expenditures to earn the Additional Interest, TCAI shall retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

10.6	If TCAI invokes the Additional Earn-in Right and completes a Feasibility Study within the time referred to in §10.2, subject to any extensions under §10.8, TCAI shall have earned the Additional Interest.

10.7	If TCAI earns the Additional Interest, if a positive production decision is made and if requested by WKR under §12.1, TCAI shall arrange project financing on behalf of WKR as provided for in §12.1.

10.8	If TCAI has initiated but not completed a Feasibility Study within 4 years of the Additional Rights Notice (subject to force majeure and permitting issues) it may elect to extend the time limit to complete Feasibility Study (so long as it is in good faith diligently working to complete such feasibility study) for additional annual periods of 12 months by making cash payments to WKR of one million dollars ($1,000,000) for each 12 month extension.

10.9	If TCAI invokes the Additional Earn-in Right and does not complete a Feasibility Study within the time referred to in §10.2, subject to any extensions under §10.8, it shall lose the right to earn the Additional Interest, it shall retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

11.	Feasibility Study Defined

11.1	“Feasibility Study” means a comprehensive report, prepared in good faith and signed by a Qualified Person, that shows the feasibility of placing the Celt Property or part thereof into commercial production. The Feasibility Study shall contain all geological, engineering, operating, economic and other relevant factors which are to be considered in sufficient detail that, in the opinion of a Qualified Person, the Feasibility Study could reasonably serve as the basis for a decision by an independent commercial financial institution to finance the development of the Celt Property for commercial production. The Feasibility Study shall examine the following matters: ore reserves; mining methods; metallurgy and processing (including metal recovery); environment, tailings and waste disposal; capital and operating cost estimates; manpower, social and community affairs; transportation methods and costs; marketing; project financing alternatives; a sensitivity analysis; such other matters as are appropriate. The Feasibility Study shall include at least the following information:

(a)	a description of that part of the Celt Property to be covered by the proposed mine;

(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	results of ore amenability tests;

(e)	the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)	the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)	all environmental impact studies prepared to date and the anticipated future costs of reclamation;

(h)	the period in which it is proposed the Celt Property shall be brought to commercial production;

(i)	such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(j)	working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

11.2	“Qualified Person” means an individual who:

(a)	is an engineer or geoscientist with at least five years relevant experience and expertise in mineral exploration, mine development or operation or mineral project assessment, or any combination of these;

(b)	has experience relevant to the subject matter of the mineral project and the technical report; and

(c)	is a member in good standing of a professional association.

12.	Project Financing

12.1	If TCAI has earned the Additional Interest, upon the Management Committee approving a production plan under §13.2, WKR will have the option to request that TCAI arrange financing for WKR’s share of the capital costs required to develop the Celt Property. WKR may exercise this option by providing notice to TCAI within 45 days of the Management Committee approving a production plan under §13.2. TCAI shall then commit to either:

(a)	use its best efforts to arrange or provide project debt financing for not less than 60% of the projected capital costs on a limited recourse basis after technical completion (the “Debt Financing”), and in connection therewith TCAI shall be entitled to arrange such Debt Financing on such terms as it deems fit and may commit, on behalf of WKR, the whole of the Celt Property as security for such financing. For greater clarity TCAI shall not be obliged to agree to project loan rates higher than those that would be payable if TCAI remained liable in respect of such financing after technical completion and, if Debt Financing is provided by a third party, the terms of any financing arranged for WKR shall be on terms no less favorable than those arranged for TCAI; and

(i)	if TCAI elects to arrange the Debt Financing, and if project costs exceed the amount available for Debt Financing and the parties elect nonetheless to put the Celt Property into commercial production, then at WKR’s election, TCAI shall also arrange or provide WKR’s portion of equity financing on a subordinate loan basis at LIBOR (“LIBOR” means the average London Inter Bank Offered Rate, for three-month US dollar borrowings, posted by the British Bankers Association, currently at their website www.bba.org.uk but at such other locations as they may post if this website changes, two business days prior to the commencement of the calendar quarter.) plus 4% per annum, calculated monthly.

or

(ii)	even if third party project debt financing is available at acceptable rates, TCAI may nevertheless, itself, elect to use its best efforts to arrange or provide project financing for 100% of the projected capital costs, through other means, and shall provide such financing to WKR on a subordinate loan basis at Prime Rate plus 2% per annum, calculated monthly and in connection therewith TCAI shall be entitled to arrange such financing on such terms as it deems fit and may commit, on behalf of WKR, the whole of the Celt Property as security for such financing;

12.2	For greater clarity if TCAI is able to raise financing on commercially reasonable terms and does not arrange the financing, then the Additional Interest earned shall be returned to WKR.

12.3	TCAI’s obligation to arrange or provide project financing on WKR’s behalf, is non-assignable by WKR and WKR’s option to elect to have TCAI provide such project financing shall terminate if:

(a)	White Knight Resources Ltd. is controlled by a third party (defined as a party holding a right to at least 30% of the voting shares of White Knight Resources Ltd.); or

(b)	White Knight Gold (U.S.) Inc. ceases to be 100% owned by White Knight Resources Ltd.

For clarity in such a case TCAI shall have no obligation to return any of the Additional Interest earned.

12.4	If TCAI provides financing for WKR under §12.1, the available free cash flows from the project, after deduction of operating costs, shall be used, firstly, to retire Debt Financing (including principal, interest and a charge (to cover TCAI’s direct costs) attributable to any guarantees provided by TCAI (the “Project Debt”)) and the balance shall be divided and paid as follows:

(i)	100% of the free cash flow attributable to TCAI’s interest shall be paid to TCAI; and

(ii)	until any subordinated loan provided under under 12.1(a)(i) or 12.1(a)(ii) has been repaid, 85% of the free cash flow attributable to WKR’s interest shall be paid to TCAI, to recover the principal and interest of such subordinated loan, and 15% shall be paid to WKR, and

(iii)	after any subordinated loan provided under 12.1(a)(i) or 12.1(a)(ii) has been repaid, 100% of the free cash flow attributable to WKR’s interest shall be paid to WKR,

12.5	In connection with and as security for the financing, WKR shall also provide TCAI with the right (but not the obligation) to market WKR’s share of production until the payback of the initial development cost (the Project Debt and the subordinated loan). TCAI may have the right to charge a competitive marketing fee.

13.	Developing and Operating the Celt Property as a Mine

13.1	Any decision to place the Celt Property into production is to be based on a production plan approved by the Management Committee and based on an approved Feasibility Study with such modifications, if any, as the Management Committee considers necessary or desirable and which do not have a material negative impact upon either party.

13.2	Upon delivery of a production plan on the Celt Property the Management Committee may approve a production plan (including a cost estimate, with reasonable allowance for contingencies, which the Management Committee considers necessary to implement the production plan, together with a schedule of advances which the parties shall be required to make in respect of Expenditures required to construct and to operate the mine) and the giving of a notice to each of the parties that a decision has been made to construct a mine on the Celt Property.

13.3	Each party may, by notice within 60 days of receipt of an approved production plan, elect to participate in placing the Celt Property into production by committing to contribute its proportionate share of the capital Expenditures required to construct and to operate the mine in proportion to its interest, or some lesser share but at least 10%. If a party so elects to contribute, it shall be deemed to hold an interest equivalent to that percentage it elected to contribute. If either TCAI or WKR elects not to contribute, it shall be deemed to have assigned its interest to the other party, in consideration for a 2% NSR, if that other party elects to increase its contribution thereby. If a party elects to fund some lesser share than its entire interest percentage, but at least 10%, the interest that was forgone in the election shall be deemed to have been assigned to the other party, for no consideration, if that other party elects to increase its contribution thereby. No party shall be required to provide any completion guarantees, unless completion guarantees are required by lenders providing project financing, in which case each party shall provide guarantees acceptable to those lenders. No party may mortgage its interest in the Celt Property except to a lender that provides project financing and which agrees that upon any realization of its security it shall observe all of the terms of the JV and Agreement including right of first offer provisions in the Agreement to the same extent as if its borrower proposed to sell its interest in the Celt Property. If elections have not been made to fully fund the capital Expenditures then the production plan shall be deemed withdrawn.

13.4	A mine shall be constructed substantially in conformity with the production plan approved under §13.2, but subject to the right of the Management Committee to approve such reasonable variations in construction as it may deem advisable.

13.5	A mine shall be operated on the basis of annual operating plans approved by the Management Committee; provided that the Management Committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by it.

13.6	The Operator may invoice for mine capital Expenditures or operating Expenditures incurred or to cash call reasonably in advance of requirements. If a party does not pay the amount invoiced within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand the other party may elect to pay all or a portion of the unpaid cost share of the defaulting participant. If the other party advances such unpaid share, then they or it shall be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 4%. The party making the advance shall have a lien against the defaulting participants interest and shall have:

(a)	the right to take possession of all or a portion of the defaulting participant’s interest in the Celt Property and to sell, or purchase, such interest to recover the amount of such default; provided that

(b)	if the Celt Property is in production the party making the advance may, in the interim of proceeding under §13.6(a) above, have a prior and a first right, after retirement of project debt, to receive the share of mineral products of the defaulting party until such party has received mineral products in kind of a value equal to (after the costs of sale and costs of enforcement of the lien) the amount advanced, together with interest thereon at the rate specified.

13.7	The definitive option joint venture agreement contemplated under §25.3 shall provide for suspension of operations during sustained periods of negative operating cash flow and for resumption of suspended operations.

13.8	Subject to §12.5, a party contributing to mine costs shall take, in kind, its proportionate share of any minerals produced and to separately dispose of the same.

14.	Restrictions On Alienation and Right of First Offer

14.1	Except in accordance with this Agreement no party shall transfer, sell, dispose or encumber its interest in the Celt Property. Subject to §14.4, this Agreement may not be assigned by either party without the written consent of the other party, and any attempt to assign this Agreement or delegate performance hereunder without such consent shall be void.

14.2	No party shall institute any proceedings to partition the Celt Property.

14.3	A party (including a party with respect to its NSR) wishing to dispose of any interest or rights under this Agreement shall, by notice, first offer to sell it to the other party for a price (payable in work commitments and/or cash and/or marketable securities or a combination of the three) and on terms which the disposing party establishes. If TCAI and/or WKR as the case may be does not accept the offer within 30 days the disposing party shall then have 180 days, from the earlier of notice of rejection of the offer or the end of the 30 day period, to dispose of its interest to a third party for the same or greater price and on the same terms or terms no more favourable to the third party, provided that the incoming party delivers, in a form acceptable to the other parties, a document whereby it agrees to be bound by, and comply with, the terms of this Agreement. For the purposes of this §14.3 marketable securities means common stock of a company with a market capitalization of at least $50,000,000.00 and at least 10 million common shares issued and outstanding that is traded on a recognized stock exchange. The per share value of the marketable security used in any transaction hereunder for purposes of determining the price and market capitalization of the issuer shall be the average of the closing price for such security on its principal stock exchange for the 60 trading days that end 10 days before the closing of the transaction. In determining the price of a transaction hereunder, work commitments shall be valued at the amount required to be expended to meet the work commitment without discounting or other adjustments.

14.4	The right of first offer shall not apply to transfers to affiliated corporations provided that the incoming party delivers, in a form acceptable to the other parties, a document whereby it agrees to be bound by, and comply with, the terms of this Agreement. However if the transferee ceases to be an affiliate within 2 years of the transfer it shall offer the interest to the remaining party at fair market value under §14.3.

15.	Area of Interest and Use of Data

15.1	Both during the term of the Option and subsequently, there shall be an area of interest which shall be comprised of those lands included within the outer boundaries of the Celt Property, Schedule A1 (the “Area of Interest”). If either party stakes or acquires any surface or water rights or mineral property within the Area of Interest, it shall offer to have those rights or property included in this Agreement. The other party shall have 30 days to elect whether to accept that offer and, where appropriate, pay its share of the costs of acquisition (for clarity if acquired during the term of the Option costs shall be to TCAI’s account and be considered Expenditures and if acquired during the JV each party shall be responsible for their cost share of such Expenditures); failing which election and payment, the acquiring party may retain the rights or property so acquired free of the terms of this Agreement.

15.2	Neither party will have any obligation to the other with respect to the acquisition of properties or interests in minerals, surface or water rights, whether directly or indirectly, which are outside the Area of Interest.

16.	Representations and Warranties

16.1	White Knight Resources Ltd. and White Knight Gold (U.S.) Inc. each represent and warrant to TCAI that:

(a)	White Knight Gold (U.S.) Inc. owns or has the right to earn a 100% interest in the Celt Property, as set out on Schedule “A1";

(b)	the Celt Property is recorded in the name of White Knight Gold (U.S.) Inc.;

(c)	White Knight Gold (U.S.) Inc. has the exclusive right and necessary lawful authority to explore for minerals on the Celt Property and that evidence of such right is or shall be recorded against title to the Celt Property;

(d)	White Knight Gold (U.S.) Inc. has the right to enter into this Agreement, to assign all or a portion of the interest in the Celt Property free of any consent or preferential purchase right held by other parties, and to dispose of the Celt Property in accordance with the terms of this Agreement;

(e)	there are no adverse claims or challenges against or to the ownership of or title to any of the mineral claims and other interests comprising the Celt Property, nor to its knowledge is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Celt Property or any portion thereof or any production therefrom granted by it and no person has any royalty or other interest whatsoever in the Celt Property or in production therefrom except as herein defined;

(f)	WKR’s transfer of the Celt Property to TCAI will be free of all liens, mortgages, pledges, encumbrances and charges of every kind and nature;

(g)	WKR has not committed and will not commit any act or acts which would reasonably be expected to encumber or cause any lien to be placed against the Celt Property, including without limitation, by reason of any Environmental Law;

(h)	all required permits, authorizations, approvals and consents to the transfer and conveyance of the Celt Property will be obtained by WKR;

(i)	the mineral claims and other rights (land, water etc.) that comprise the Celt Property are presently in good standing and are free and clear of all liens, charges and encumbrances and subject to the provisions of this Agreement it shall maintain them in that condition so long as TCAI has any right to earn an interest therein hereunder;

(j)	the Celt Property and its existing and prior uses by WKR comply and have, to its knowledge, at all times complied with, and WKR is not in violation of, and have not violated, in connection with the ownership, use, maintenance or operation of the Celt Property, any applicable federal or local laws, regulations, rules, orders or approvals relating to its operations on the Celt Property;

(k)	without limiting the generality of §16.1(j), WKR has operated the Celt Property and has at all times received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials or Hazardous Substances in strict compliance with all Environmental Laws and applicable health or safety laws, regulations, orders or approvals;

(l)	no Hazardous Materials or Hazardous Substances have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Celt Property as a result of its operations carried out on the Celt Property, nor, to the best of its knowledge, have any of the above occurred nor has the Celt Property been used at any time by any person as a landfill or waste disposal site;

(m)	no notices of any violation or apparent violation of any of the matters referred to in §16.1(j) through §16.1(l) relating to the Celt Property or its use have been received by WKR;

(n)	to the best of its knowledge, there are no writs, injunctions, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Celt Property, whether related to environmental, archaeological or similar matters, or otherwise, nor, to the knowledge of WKR, is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed;

(o)	to the best of its knowledge, there are no active treaty negotiations in respect of native land claims affecting the Celt Property, nor is WKR aware of pending native land claims that may affect the Celt Property; and

(p)	the Celt Property does not comprise all or substantially all of the assets of White Knight Resources Ltd or White Knight Gold (U.S.) Inc.

16.2	Each party represents and warrants to the other party that:

(a)	it is a corporation, duly incorporated, organized, validly existing, and in good standing under the laws of its incorporating jurisdiction and has the full corporate power and authority to carry on its business and to enter this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it have been authorized by all necessary corporate action of it, including approval by its board of directors and shareholders if required, and do not and will not: (a) contravene it’s charter or bylaws or other constating documents; (b) violate any material provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it; or (c) result in a material breach of or constitute a material default under any agreement to which it is a party which would have a material adverse effect upon the right, power and authority of it to perform its obligations hereunder;

(c)	no civil or criminal actions, proceedings or investigations exist or have been or are threatened by or before any court, governmental agency, regulatory authority, or arbitrator with respect to or affecting it which would restrain or prohibit the execution, delivery or performance of this Agreement;

(d)	no agent, broker, investment banker, person or firm acting on behalf or under the authority of it is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the execution, delivery, or performance of this Agreement; and

(e)	neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party.

16.3	The warranties herein shall survive the execution of this Agreement and shall be unaffected by any examinations undertaken by TCAI or its counsel.

17.	Covenants

17.1	Until the expiry of the Option, WKR covenants, subject toss.5.3(a):

(a)	to pay any costs incurred in defending its existing title to the Celt Property; and

(b)	not to dispose of any part or portion of the Celt Property except in accord with the terms of this Agreement or enter into any agreement or do anything that would create a lien or encumbrance on the Celt Property except as permitted herein; not to enter into any contract or agreement with respect to the Celt Property which would in any away negatively impact TCAI’s rights to exercise its Option as provided for herein; and that it will comply with all governmental requirements and laws respecting WKR’s use and operation of the Celt Property, including the Environmental Laws.

17.2	TCAI shall perform its work on the Celt Property in conformity with all environmental and other applicable requirements.

18.	Indemnification

18.1	White Knight Resources Ltd and White Knight Gold (U.S.) Inc. agree to jointly and severally indemnify, hold harmless and release TCAI and its officers, directors, employees, shareholders, authorized agents, representatives, parent and affiliated companies from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements arising from:

(a)	Any of the WKR’s representations or warranties set forth in §16 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty; and

(b)	Any of WKR’s covenants, duties, obligations or agreements contained in this Agreement being breached.

18.2	TCAI agrees to indemnify and hold harmless and release WKR and its officers, directors, employees, shareholders, authorized agents and representatives from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements, arising from:

(a)	Any of TCAI’s representations or warranties set forth in §16 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty;

(b)	Any of TCAI’s covenants, duties, obligations or agreements contained in this Agreement being breached.

19.	Environmental Law(s) Defined

19.1	“Environmental Law(s)” means any federal, state, or municipal law, code, ordinance, rule, regulation, policy, guidelines, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to:

(a)	emissions, discharges, releases or threatened releases of Hazardous Materials or Hazardous Substances into the natural or human environment, including, without limitation, air, soil, sediments, land surface or subsurface, surface water, ground water, buildings or facilities, treatment works, drainage systems or septic systems; or

(b)	the generation, treatment, storage, disposal, recycling, use, handling, manufacturing, processing, reprocessing, transportation or shipment or arrangement for transportation or shipment of any Hazardous Materials or Hazardous Substances; or

(c)	otherwise concerning pollution or protection of the environment, public health and safety or exposure to Hazardous Materials, Hazardous Substances or other hazardous or toxic substances alleged to be harmful including without limitation, the laws described in the definition of “Hazardous Materials” below, the Clean Water Act, and all amendments to the foregoing and all state and local variations of the same.

19.2	“Hazardous Materials” and “Hazardous Substances” means:

(a)	any and all contaminants, pollutants, constituents, wastes and substances that are listed or defined as hazardous in the following statutes and their implementing federal and state regulations:

(i)	the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.;

(ii)	the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”);

(iii)	the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq. (“CERCLA”);

(iv)	the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.;

(v)	the Clean Air Act, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §7401 et seq.;

(vi)	the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §11001 et seq.; and

(vii)	any amendments to any of the foregoing and any state or local variation thereto.

(b)	petroleum, including crude oil and any fractions thereof;

(c)	natural gas, synthetic gas and any mixtures thereof;

(d)	asbestos and/or asbestos-containing materials

(e)	PCBs or PCB-containing materials or fluids;

(f)	any other substance with respect to which any federal, state or local agency or other governmental authority may require either an environmental investigation or environmental remediation; and

(g)	any other hazardous or noxious material, contaminant, pollutant, constituent, substance, or solid or liquid waste that is or may be regulated by, or forms a basis of liability under, any Environmental Laws.

20.	Confidentiality and Press Releases

20.1	Each party agrees that until the termination of this Agreement all information obtained hereunder shall be the exclusive property of the parties and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or in connection with the filing of an annual information form, prospectus or similar document, or with the written consent of the other parties, such consent not to be unreasonably withheld, provided that the provisions of this section do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof or which would not otherwise be considered as material to the parties, acting reasonably.

20.2	Consent to disclosure of information hereunder shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or, where permitted by this Agreement, for the purpose of selling its interest in the Celt Property or its interest in this Agreement, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others for a period agreed upon by the parties, which shall not be less than one year in duration.

20.3	A party proposing a press release relating to the Celt Property, or the terms of this Agreement, work thereon or the activities of the parties or their affiliates with respect thereto, shall provide a copy to the other party for its information and comments using its best efforts, in light of its timely disclosure obligations under applicable law, to ensure it is provided at least 2 business days prior to release. Any comments that the receiving party may make shall not be considered certification by the other party of the accuracy of the information in such press release, or a confirmation by it that the content of such press release complies with the disclosure standards of the applicable regulatory authorities. If the receiving party fails to provide comments within said time period the providing party may, subject to §20.4 make the proposed press release.

20.4	Each party shall obtain prior approval of the other party before issuing any press release or public statement using the other party’s name, the name of any of the officers, directors or employees of the other party, or the name of any of its subsidiaries. The foregoing prohibition shall not apply if disclosure of the other party’s name is required, in the written opinion of counsel to a party, by applicable public disclosure requirements however in such a case the party wishing to make the disclosure must provide a copy to the other party for its information and comments using its best efforts to ensure it is provided at least 2 Business Days prior to release. However, such approval shall not be considered certification by the other party of the accuracy of the information in such press release, or a confirmation by it that the content of such press release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

21.	Notice

21.1	Any notices, requests, demands or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner provided below addressed as follows:

(a)	If to TCAI at:

Teck Cominco American Incorporated Post Office Box 3087 Spokane, Washington 99220 Attention: Legal Department Fax: 509-459-4400

with a copy to

Teck Cominco American Incorporated c/o Teck Cominco Limited 500 - 200 Burrard St. Vancouver, British Columbia, Canada V6C 3L7 Attention: Corporate Secretary

Fax: 604-687-6100

(b)	If to WKR at:

White Knight Resources Ltd. 922 - 510 Hastings St. W., Vancouver B.C. Canada V6B 1L8 Attention: President Fax: 604-681-0180

All notices shall be given (i) by personal delivery, (ii) by commercial courier, (iii) by certified mail, return receipt requested, or (iv) by sending it by facsimile or other similar form of telecommunication. All notices shall be effective and shall be deemed delivered on the date of delivery if delivered during normal business hours. If not delivered during normal business hours, delivery shall be deemed effective on the next business day following delivery. A party may change its address by notice to the other parties.

22.	Exchange Approval

22.1	This Agreement is subject to the acceptance of the Financing Agreement by the TSX Venture Exchange. If such acceptance is not obtained within 30 days of the date hereof, this Agreement, at TCAI’s sole discretion, shall terminate and have no force or effect.

23.	Termination

23.1	This Agreement shall terminate upon the occurrence of the following:

(a)	a termination of the Option or subsequent JV formed with respect to the Celt Property.

23.2	The JV with respect to the Celt Property shall terminate upon the occurrence of the earliest of:

(a)	sale or other disposition of the Celt Property following the written agreement by the parties to terminate the JV;

(b)	a termination pursuant to §8.5 or §13.6(a);

(c)	except with respect to its NSR, the conversion of a party’s entire interest to a NSR pursuant to §8.4, §9.6(b), §9.7 or §13.3; or

(d)	abandonment of the entire Celt Property under §9.8.

24.	Force Majeure

24.1	A party may claim force majeure if such party is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, whether foreseeable or unforeseeable, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities or unavailability of equipment, materials or transportation (provided the approvals were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), interference by third party interests groups (including environmental lobbyists and First Nations or indigenous peoples’groups) or other causes whether of the kind enumerated above or otherwise, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period. A party may also claim force majeure, if such party, acting reasonably, believes that social or political unrest in the region of the Celt Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the party were to continue with the work program unless such social or political unrest is caused by action or inaction by that party. The party that claims force majeure shall promptly notify the other party and shall take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible. The party claiming force majeure will provide the other party with a regular a written report summarizing events that have occurred and prospects for resolution.

25.	Miscellaneous Provisions

25.1	The obligations of TCAI under this Agreement will be subject to the satisfaction of the following conditions:

(a)	White Knight Resources Ltd. will have received, within 30 days of execution or this Agreement, all required approvals from the TSX Venture Exchange for White Knight Resources Ltd. entering into the Financing Agreement and completing the transactions contemplated thereby.

25.2	This Agreement shall be a binding agreement between the parties, until such time, if any, as a definitive agreement contemplated under §25.3 is executed, that shall govern joint operations on the Celt Property.

25.3	After the execution of this Agreement, and prior to TCAI exercising the Option, TCAI’s solicitors shall prepare, and the parties shall endeavor to settle, a definitive joint venture agreement, which incorporates the terms of this Agreement and which contains such other provisions for the joint operation of the Celt Property as the parties may otherwise agree.

25.4	This Agreement, and the Schedules and instruments to be delivered in connection herewith, contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling. No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

25.5	The rights and obligations of the parties shall be several, the parties shall hold their interests as tenants in common, and nothing contained in the Agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

25.6	Nothing expressed or implied in this Agreement is intended by the parties or shall be construed to confer upon or to give to any person or entity other than the parties to this Agreement or their successors or assigns any rights or remedies under or by reason of this Agreement.

25.7	Each of the parties agrees that it shall take such actions and execute such additional instruments as counsel to any party deems reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

25.8	Each of the parties shall have the right from time to time to register or record notice of this Agreement against title to the Celt Property, and the other parties shall co-operate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of the parties hereunder.

25.9	Each party shall have all remedies provided at law or in equity with respect to the obligations hereunder.

25.10	Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by WKR or TCAI in negotiating this Agreement or in consummating this transaction shall be paid by the party incurring the same, including without limitation, legal, brokerage and accounting fees, costs and expenses.

25.11	If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions, representations or warranties in this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

25.12	The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the party’s right thereafter to enforce any provision or exercise any right.

25.13	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability without affecting the remaining provisions of this Agreement.

25.14	Unless otherwise specified, all dollar amounts referred to herein shall be in the currency of the United States of America.

25.15	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

25.16	This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and such counterparts shall together constitute but one and the same instrument.

25.17	This Agreement shall be read with such changes in gender or number as the context shall require.

25.18	The headings to the articles, paragraphs, parts or clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof.

25.19	The Schedules to this Agreement are an integral part of this Agreement and are incorporated into this Agreement.

25.20	Unless otherwise stated, a reference to an Article means an Article of this Agreement and the symbol “§” followed by a number or some combination of numbers and letters refers to the provision of this Agreement so designated and the symbol “§" followed by a letter within a provision refers to a clause within such provision. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

25.21	Time is of the essence in this Agreement and the performance by the parties of their respective duties and obligations hereunder.

If the foregoing terms are acceptable, please confirm your acceptance of the terms set out above by kindly executing in the space provided below and returning it to TCAI, whereupon it shall form a binding agreement between us in consideration for the mutual covenants herein.

TECK COMINCO AMERICAN INCORPORATED

By:  “Fred S. Daley”
Fred S. Daley
Its:   Vice President Exploration

WHITE KNIGHT RESOURCES LTD.

By:   “John M. Leask”
Its:   President

WHITE KNIGHT GOLD (U.S.) INC.

By:   “John M. Leask”
Its:  President

This is SCHEDULE “A1” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD. and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference December 1, 2004

Celt Property

The Celt Property consists of the following mining claims owned by White Knight Gold (US) Inc. All are located in portions of Townships 22 and 23 North, Ranges 49 and 50 East, Mount Diablo Base and Meridian, all in Eureka County, Nevada.

A 100% interest in KILT 1-47, 50-64: consisting of 62 Claims, CELT 1-70: consisting of 70 Claims, COT 001-121: consisting of 121 Claims, KEL 001-136, and 141-148: consisting of 144 Claims, AMT 1 to 69, and 76 to 77: consisting of 71 Claims, and CSAMT 67 -78 and 87- 91: consisting of 17 Claims, all of which are listed below.

A 100% interest in CS AMT 1-66, 79-86, and 92-95, consisting of 78 claims, which have been legally located and will be filed with the BLM and recorded in Eureka County within 2 weeks of the effective date of this Agreement.

Total of 563 claims.

Claim Name	BLM Serial No.	Book	Page
KILT 1	852265	367	298
KILT 2	852266	367	299
KILT 3	852267	367	300
KILT 4	852268	367	301
KILT 5	852269	367	302
KILT 6	852270	367	303
KILT 7	852271	367	304
KILT 8	852272	367	305
KILT 9	852273	367	306
KILT 10	852274	367	307
KILT 11	852275	367	308
KILT 12	852276	367	309
KILT 13	852277	367	310
KILT 14	852278	367	311
KILT 15	852279	367	312
KILT 16	852280	367	313
KILT 17	852281	367	314
KILT 18	852282	367	315
KILT 19	852283	367	316
KILT 20 Amended	852284	367	317
KILT 21	852285	367	318
KILT 22	852286	367	319
KILT 23	852287	367	320
KILT 24	852288	367	321
KILT 25	852289	367	322
KILT 26	852290	367	323
KILT 27	852291	367	324

Claim Name	BLM Serial No.	Book	Page

KILT 28	852292	367	325
KILT 29	852293	367	326
KILT 30	852294	367	327
KILT 31	852295	367	328
KILT 32	852296	367	329
KILT 33	852297	367	330
KILT 34	852298	367	331
KILT 35	852299	367	332
KILT 36	852300	367	333
KILT 37	852301	367	334
KILT 38	852302	367	335
KILT 39	852303	367	336
KILT 40	852304	367	337
KILT 41	852305	367	338
KILT 42	852306	367	339
KILT 43	852307	367	340
KILT 44	852308	367	341
KILT 45	852309	367	342
KILT 46	852310	367	343
KILT 47	852311	367	344
KILT 50	852314	367	347
KILT 51	852315	367	348
KILT 52	852316	367	349
KILT 53	852317	367	350
KILT 54	852318	367	351
KILT 55	852319	367	352
KILT 56	852320	367	353
KILT 57	852321	367	354
KILT 58	852322	367	355
KILT 59	852323	367	356
KILT 60	852324	367	357
KILT 61	852325	367	358
KILT 62	852326	367	359
KILT 63	852327	367	360
KILT 64	852328	367	361
CELT 1	852329	367	228
CELT 2	852330	367	229
CELT 3	852331	367	230
CELT 4	852332	367	231
CELT 5	852333	367	232
CELT 6	852334	367	233
CELT 7	852335	367	234
CELT 8	852336	367	235
CELT 9	852337	367	236
CELT 10	852338	367	237
CELT 11	852339	367	238
CELT 12	852340	367	239
CELT 13	852341	367	240
CELT 14	852342	367	241

Claim Name	BLM Serial No.	Book	Page

CELT 15	852343	367	242
CELT 16	852344	367	243
CELT 17	852345	367	244
CELT 18	852346	367	245
CELT 19	852347	367	246
CELT 20 Amended	852348	367	247
CELT 21	852349	367	248
CELT 22	852350	367	249
CELT 23	852351	367	250
CELT 24	852352	367	251
CELT 25	852353	367	252
CELT 26	852354	367	253
CELT 27	852355	367	254
CELT 28	852356	367	255
CELT 29	852357	367	256
CELT 30	852358	367	257
CELT 31	852359	367	258
CELT 32	852360	367	259
CELT 33	852361	367	260
CELT 34	852362	367	261
CELT 35	852363	367	262
CELT 36	852364	367	263
CELT 37	852365	367	264
CELT 38	852366	367	265
CELT 39	852367	367	266
CELT 40	852368	367	267
CELT 41	852369	367	268
CELT 42	852370	367	269
CELT 43	852371	367	270
CELT 44	852372	367	271
CELT 45	852373	367	272
CELT 46	852374	367	273
CELT 47	852375	367	274
CELT 48	852376	367	275
CELT 49	852377	367	276
CELT 50	852378	367	277
CELT 51	852379	367	278
CELT 52	852380	367	279
CELT 53	852381	367	280
CELT 54	852382	367	281
CELT 55	852383	367	282
CELT 56	852384	367	283
CELT 57	852385	367	284
CELT 58	852386	367	285
CELT 59	852387	367	286
CELT 60	852388	367	287
CELT 61	852389	367	288
CELT 62	852390	367	289
CELT 63	852391	367	290

Claim Name	BLM Serial No.	Book	Page

CELT 64	852392	367	291
CELT 65	852393	367	292
CELT 66	852394	367	293
CELT 67	852395	367	294
CELT 68	852396	367	295
CELT 69	852397	367	296
CELT 70	852398	367	297
COT 1	872489	383	374
COT 2	872490	383	375
COT 3	872491	383	376
COT 4	872492	383	377
COT 5	872493	383	378
COT 6	872494	383	379
COT 7	872495	383	380
COT 8	872496	383	381
COT 9	872497	383	382
COT 10	872498	383	383
COT 11	872499	383	384
COT 12	872500	383	385
COT 13	872501	383	386
COT 14	872502	383	387
COT 15	872503	383	388
COT 16	872504	383	389
COT 17	872505	383	390
COT 18	872506	383	391
COT 19	872507	383	392
COT 20	872508	383	393
COT 21	872509	383	394
COT 22	872510	383	395
COT 23	872511	383	396
COT 24	872512	383	397
COT 25	872513	383	398
COT 26	872514	383	399
COT 27	872515	383	400
COT 28	872516	383	401
COT 29	872517	383	402
COT 30	872518	383	403
COT 31	872519	383	404
COT 32	872520	383	405
COT 33	872521	383	406
COT 34	872522	383	407
COT 35	872523	383	408
COT 36	872524	383	409
COT 37	872525	383	410
COT 38	872526	383	411
COT 39	872527	383	412
COT 40	872528	383	413
COT 41	872529	383	414
COT 42	872530	383	415
COT 43	872531	383	416

Claim Name	BLM Serial No.	Book	Page

COT 44	872532	383	417
COT 45	872533	383	418
COT 46	872534	383	419
COT 47	872535	383	420
COT 48	872536	383	421
COT 49	872537	383	422
COT 50	872538	383	423
COT 51	872539	383	424
COT 52	872540	383	425
COT 53	872541	383	426
COT 54	872542	383	427
COT 55	872543	383	428
COT 56	872544	383	429
COT 57	872545	383	430
COT 58	872546	383	431
COT 59	872547	383	432
COT 60	872548	383	433
COT 61	872549	383	434
COT 62	872550	383	435
COT 63	872551	383	436
COT 64	872552	383	437
COT 65	872553	383	438
COT 66	872554	383	439
COT 67	872555	383	440
COT 68	872556	383	441
COT 69	872557	383	442
COT 70	872558	383	443
COT 71	872559	383	444
COT 72	872560	383	445
COT 73	872561	383	446
COT 74	872562	383	447
COT 75	872563	383	448
COT 76	872564	383	449
COT 77	872565	383	450
COT 78	872566	383	451
COT 79	872567	383	452
COT 80	872568	383	453
COT 81	872569	383	454
COT 82	872570	383	455
COT 83	872571	383	456
COT 84	872572	383	457
COT 85	872573	383	458
COT 86	872574	383	459
COT 87	872575	383	460
COT 88	872576	383	461
COT 89	872577	383	462
COT 90	872578	383	463
COT 91	872579	383	464
COT 92	872580	383	465
COT 93	872581	383	466

Claim Name	BLM Serial No.	Book	Page

COT 94	872582	383	467
COT 95	872583	383	468
COT 96	872584	383	469
COT 97	872585	383	470
COT 98	872586	383	471
COT 99	872587	383	472
COT 100	872588	383	473
COT 101	872589	383	474
COT 102	872590	383	475
COT 103	872591	383	476
COT 104	872592	383	477
COT 105	872593	383	478
COT 106	872594	383	479
COT 107	872595	383	480
COT 108	872596	383	481
COT 109	872597	383	482
COT 110	872598	383	483
COT 111	872599	383	484
COT 112	872600	383	485
COT 113	872601	383	486
COT 114	872602	383	487
COT 115	872603	383	488
COT 116	872604	383	489
COT 117	872605	383	490
COT 118	872606	383	491
COT 119	872607	383	492
COT 120	872608	383	493
COT 121	872609	383	494
KEL 1	867814	381	211
KEL 2	867815	381	212
KEL 3	867816	381	213
KEL 4	867817	381	214
KEL 5	867818	381	215
KEL 6	867819	381	216
KEL 7	867820	381	217
KEL 8	867821	381	218
KEL 9	867822	381	219
KEL 10	867823	381	220
KEL 11	867824	381	221
KEL 12	867825	381	222
KEL 13	867826	381	223
KEL 14	867827	381	224
KEL 15	867828	381	225
KEL 16	867829	381	226
KEL 17	867830	381	227
KEL 18	867831	381	228
KEL 19	867832	381	229
KEL 20	867833	381	230
KEL 21	867834	381	231
KEL 22	867835	381	232

Claim Name	BLM Serial No.	Book	Page

KEL 23	867836	381	233
KEL 24	867837	381	234
KEL 25	867838	381	235
KEL 26	867839	381	236
KEL 27	867840	381	237
KEL 28	867841	381	238
KEL 29	867842	381	239
KEL 30	867843	381	240
KEL 31	867844	381	241
KEL 32	867845	381	242
KEL 33	867846	381	243
KEL 34	867847	381	244
KEL 35	867848	381	245
KEL 36	867849	381	246
KEL 37	867850	381	247
KEL 38	867851	381	248
KEL 39	867852	381	249
KEL 40	867853	381	250
KEL 41	867854	381	251
KEL 42	867855	381	252
KEL 43	867856	381	253
KEL 44	867857	381	254
KEL 45	867858	381	255
KEL 46	867859	381	256
KEL 47	867860	381	257
KEL 48	867861	381	258
KEL 49	867862	381	259
KEL 50	867863	381	260
KEL 51	867864	381	261
KEL 52	867865	381	262
KEL 53	867866	381	263
KEL 54	867867	381	264
KEL 55	867868	381	265
KEL 56	867869	381	266
KEL 57	867870	381	267
KEL 58	867871	381	268
KEL 59	867872	381	269
KEL 60	867873	381	270
KEL 61	867874	381	271
KEL 62	867875	381	272
KEL 63	867876	381	273
KEL 64	867877	381	274
KEL 65	867878	381	275
KEL 66	867879	381	276
KEL 67	867880	381	277
KEL 68	867881	381	278
KEL 69	867882	381	279
KEL 70	867883	381	280
KEL 71	867884	381	281
KEL 72	867885	381	282

Claim Name	BLM Serial No.	Book	Page

KEL 73	867886	381	283
KEL 74	867887	381	284
KEL 75	867888	381	285
KEL 76	867889	381	286
KEL 77	867890	381	287
KEL 78	867891	381	288
KEL 79	867892	381	289
KEL 80	867893	381	290
KEL 81	867894	381	291
KEL 82	867895	381	292
KEL 83	867896	381	293
KEL 84	867897	381	294
KEL 85	867898	381	295
KEL 86	867899	381	296
KEL 87	867900	381	297
KEL 88	867901	381	298
KEL 89	867902	381	299
KEL 90	867903	381	300
KEL 91	867904	381	301
KEL 92	867905	381	302
KEL 93	867906	381	303
KEL 94	867907	381	304
KEL 95	867908	381	305
KEL 96	867909	381	306
KEL 97	867910	381	307
KEL 98	867911	381	308
KEL 99	867912	381	309
KEL 100	867913	381	310
KEL 101	867914	381	311
KEL 102	867915	381	312
KEL 103	867916	381	313
KEL 104	867917	381	314
KEL 105	867918	381	315
KEL 106	867919	381	316
KEL 107	867920	381	317
KEL 108	867921	381	318
KEL 109	867922	381	319
KEL 110	867923	381	320
KEL 111	867924	381	321
KEL 112	867925	381	322
KEL 113	867926	381	323
KEL 114	867927	381	324
KEL 115	867928	381	325
KEL 116	867929	381	326
KEL 117	867930	381	327
KEL 118	867931	381	328
KEL 119	867932	381	329
KEL 120	867933	381	330
KEL 121	867934	381	331
KEL 122	867935	381	332

Claim Name	BLM Serial No.	Book	Page

KEL 123	867936	381	333
KEL 124	867937	381	334
KEL 125	867938	381	335
KEL 126	867939	381	336
KEL 127	867940	381	337
KEL 128	867941	381	338
KEL 129	867942	381	339
KEL 130	867943	381	340
KEL 131	867944	381	341
KEL 132	867945	381	342
KEL 133	867946	381	343
KEL 134	867947	381	344
KEL 135	867948	381	345
KEL 136	867949	381	346
KEL 141	867950	381	347
KEL 142	867951	381	348
KEL 143	867952	381	349
KEL 144	867953	381	350
KEL 145	867954	381	351
KEL 146	867955	381	352
KEL 147	867956	381	353
KEL 148	867957	381	354
AMT 1	878790	395	179
AMT 2	878791	395	180
AMT 3	878792	395	181
AMT 4	878793	395	182
AMT 5	878794	395	183
AMT 6	878795	395	184
AMT 7	878796	395	185
AMT 8	878797	395	186
AMT 9	878798	395	187
AMT 10	878799	395	188
AMT 11	878800	395	189
AMT 12	878801	395	190
AMT 13	878802	395	191
AMT 14	878803	395	192
AMT 15	878804	395	193
AMT 16	878805	395	194
AMT 17	878806	395	195
AMT 18	878807	395	196
AMT 19	878808	395	197
AMT 20	878809	395	198
AMT 21	878810	395	199
AMT 22	878811	395	200
AMT 23	878812	395	201
AMT 24	878813	395	202
AMT 25	878814	395	203
AMT 26	878815	395	204
AMT 27	878816	395	205
AMT 28	878817	395	206

Claim Name	BLM Serial No.	Book	Page

AMT 29	878818	395	207
AMT 30	878819	395	208
AMT 31	878820	395	209
AMT 32	878821	395	210
AMT 33	878822	395	211
AMT 34	878823	395	212
AMT 35	878824	395	213
AMT 36	878825	395	214
AMT 37	878826	395	215
AMT 38	878827	395	216
AMT 39	878828	395	217
AMT 40	878829	395	218
AMT 41	878830	395	219
AMT 42	878831	395	220
AMT 43	878832	395	221
AMT 44	878833	395	222
AMT 45	878834	395	223
AMT 46	878835	395	224
AMT 47	878836	395	225
AMT 48	878837	395	226
AMT 49	878838	395	227
AMT 50	878839	395	228
AMT 51	878840	395	229
AMT 52	878841	395	230
AMT 53	878842	395	231
AMT 54	878843	395	232
AMT 55	878844	395	233
AMT 56	878845	395	234
AMT 57	878846	395	235
AMT 58	878847	395	236
AMT 59	878848	395	237
AMT 60	878849	395	238
AMT 61	878850	395	239
AMT 62	878851	395	240
AMT 63	878852	395	241
AMT 64	878853	395	242
AMT 65	878854	395	243
AMT 66	878855	395	244
AMT 67	878856	395	245
AMT 68	878857	395	246
AMT 69	878858	395	247
AMT 76	878859	395	248
AMT 77	878860	395	249
CSAMT 67	876631	393	149
CSAMT 68	876632	393	150
CSAMT 69	876633	393	151
CSAMT 70	876634	393	152
CSAMT 71	876635	393	153
CSAMT 72	876636	393	154
CSAMT 73	876637	393	155

Claim Name	BLM Serial No.	Book	Page

CSAMT 74	876638	393	156
CSAMT 75	876639	393	157
CSAMT 76	876640	393	158
CSAMT 77	876641	393	159
CSAMT 78	876642	393	160
CSAMT 87	876651	393	169
CSAMT 88	876652	393	170
CSAMT 89	876653	393	171
CSAMT 90	876654	393	172
CSAMT 91	876655	393	173

49E
50E
Celt
1-70
23N
22N
Kilt
1-64
COT
1-121
CS AMT
1-66, 79-86,
and
92-95
filing
pending
Kel
1-136
141-148
CS AMT
67-78
87-91
AMT
1-69
76-77
N
1 mile

Topo Base: USGS Three Bar Ranch, Roberts Creek Mtn., Bartine Ranch NE, and Bartine Ranch NW 7.5' Quadrangles

Celt Property
Schedule A1 Map
T22-23N R49-50E
Eureka County, Nevada

November, 2004

This is SCHEDULE “B” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD. and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference December 1, 2004

NET SMELTER RETURNS ROYALTY

1	DEFINITION

1.01     “Net Smelter Returns” for purposes of the Agreement are defined as follows:

(a) where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction of:

(i) if applicable under the sale contract, of all smelter charges, penalties and other deductions;

(ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; and

(iii) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor; and

(b) where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter and a portion of the metals recovered therefrom are delivered to, and sold by Royaltypayor, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of:

(i) all smelter charges, penalties and other deductions;

(ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter; and

(iii) if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser; and

(iv) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor.

Where any ores or concentrates are sold to, or treated in, a smelter owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

B-2

2	PAYMENT OF NET SMELTER RETURNS

2.01     If a party becomes entitled to a Net Smelter Returns royalty pursuant to the Agreement, the party paying the Net Smelter Returns (the “Royaltypayor”) shall calculate the Net Smelter Returns and the sums to be disbursed to the party receiving the Net Smelter Returns (the “Royaltyholder”) as at the end of each calendar quarter.

2.02     The Royalty payor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a) pay or cause to be paid to the Royaltyholder that percentage of the Net Smelter Returns to which the Royaltyholder are entitled under the Agreement less any net smelter returns royalty or other royalties;

(b) deliver to the Royaltyholder a statement indicating:

(i) the gross amounts received from the purchaser contemplated in §1.01of this Schedule “B”;

(ii) the deductions therefrom in accordance with §1.01 of this Schedule “B”;

(iii) the amount of Net Smelter Returns remaining;

(iv) the amount of any net smelter returns royalty or other royalties; and

(v) the amount of the Net Smelter Returns to which the Royaltyholder are entitled;

supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Royaltyholder to verify the gross amount payable by the smelter or other purchaser.

3	ADJUSTMENTS AND VERIFICATION

3.01     Payment of any Net Smelter Returns by Royaltypayor shall not prejudice the right of Royaltypayor to adjust any statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Royaltypayor gives notice to the Royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

3.02     Royaltypayor shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

3.03     The Royaltyholder shall, upon 30 days’ notice in advance to Royaltypayor, have the right to request that Royaltypayor have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

3.04     The cost of the audit certificate shall be solely for the Royaltyholder’ account unless the audit certificate discloses material error in the calculation of Net Smelter Returns, in which case Royaltypayor shall reimburse the Royaltyholder the cost of the audit certificate. Without limiting the generality of the

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foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.

4	ROYALTYPAYOR TO DETERMINE OPERATIONS

4.01     The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

5	COMMINGLING

5.01     Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

6	TRADING ACTIVITIES

6.01     The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.